J.P.Morgan

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1, dated as of November 10, 2009 (the "Amendment"), to the Deposit Agreement dated as of March 10, 2004 (as amended hereby, the "Deposit Agreement"), among Kao Corporation,  incorporated under the laws of Japan (the "Company"), JPMorgan Chase Bank, N.A. (fka JPMorgan Chase Bank), as depositary (the "Depositary"), and all holders from time to time of American depositary receipts ("ADRs") issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR contained in the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.    All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement as amended by this Amendment.

SECTION 2.02.    All references in the Deposit Agreement to the Depositary shall be references to JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States.

SECTION 2.03.    The ratio of shares per ADS set forth in Section 1(c) of the Deposit Agreement is amended so that as of the first business day after the Effective Date, each ADS represents one Share.

SECTION 2.04.    The definition of "Unit" set forth in Section 1(n) of the Deposit Agreement is amended to reflect that as of the Effective Date each Unit represents 100 Shares.

SECTION 2.05.    The following provision is inserted as Section 19 of the Deposit Agreement:

Waiver etc.:   EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRs) HEREBY (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY) AND (2) AGREES THAT NEITHER THE COMPANY NOR THE DEPOSITARY NOR ANY OF THEIR RESPECTIVE AGENTS SHALL BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.    All references in the form of ADR to the number of Shares represented by each ADS is amended to reflect that each ADS represents one Share.

SECTION 3.02.    The following is inserted as paragraph (19) of the form of ADR:

Waiver etc.:  EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRs) HEREBY (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY) AND (2) AGREES THAT NEITHER THE COMPANY NOR THE DEPOSITARY NOR ANY OF THEIR RESPECTIVE AGENTS SHALL BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

SECTION 3.03.    The form of ADR, reflecting the amendments set forth in Sections 3.01 and 3.02 hereof as well as some clarifying amendments to reflect recent changes in Rule 12g3-2(b), is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)  This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in Japan, nor does any stamp or similar tax or governmental charge need to be paid in Japan on or in respect of such agreements.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.    Effective Date.  With respect to all ADRs now and hereinafter outstanding the amendments set forth herein shall become effective sixteen New York business days from the date in which the Form F-6 (or an amendment thereto) to which this Amendment is first filed as an exhibit is filed with the U.S. Securities and Exchange Commission (the "Effective Date").

SECTION 5.02.    Outstanding ADRs.    ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03.    Indemnification.  The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04.    Counterparts.   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

KAO CORPORATION

By:
Name:	Shunichi Nakagawa
Title:	Executive Vice President and Director

JPMORGAN CHASE BANK, N.A.

By:
Name:	Gregory A. Levendis
Title:	Vice President

EXHIBIT A

ANNEXED TO AND INCORPORATED

IN AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

__________________	No. of ADSs:
Number
Each ADS represents One Share CUSIP:

THE RIGHT OF HOLDERS OF ADRS TO DIRECT THE VOTING OF SHARES MAY BE RESTRICTED AS DESCRIBED IN PARAGRAPHS (6) AND (12) BELOW. PURSUANT TO THE CORPORATION LAW OF JAPAN AND TO THE COMPANY'S ARTICLES OF INCORPORATION, THE RELEASE OF THE SHARES UNDERLYING THE ADSs REPRESENTED BY THIS ADR MAY BE LIMITED TO A UNIT OF 100 SUCH SHARES (OR SUCH OTHER NUMBER OF SHARES AS THE ARTICLES OF INCORPORATION MAY FROM TIME TO TIME DESIGNATE AS A "UNIT OF SHARES") OR INTEGRAL MULTIPLES THEREOF.

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES OF COMMON STOCK

of

KAO CORPORATION

(Incorporated under the laws of Japan)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that _________________ is the registered owner (a "Holder") of _________ American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one share of common stock (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of KAO CORPORATION, a corporation organized under the laws of Japan (the "Company"), deposited under the Deposit Agreement dated as of March 10, 2004 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADRs evidence not more than 30% of all ADSs (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof.  At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office.  Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be, on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Corporation Law, the Depositary will effect the delivery to such Holder of only that portion of Shares (and any other Deposited Securities relating to such Shares) comprising a Unit or an integral multiple thereof (the "deliverable portion" of such ADR or ADRs).  As of the date of the Deposit Agreement, a Unit is comprised of 100 Shares.  For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of Shares represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time.  The Depositary will promptly advise such Holder as to the number of Shares and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion.  In addition, the Depositary shall notify such Holder of the additional amount of ADSs which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Shares and Deposited Securities represented by the ADSs of such Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.   Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law (including, without limitation, the Foreign Exchange and Foreign Trade Law of Japan), regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5)  Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary shall, and shall instruct the Custodian to, forward to the Company or its agent such information from its or the Custodian's  records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental authorities or agencies. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary or its agent will make reasonable efforts to submit two Application Forms for Income Tax Convention, or successor forms, as required by Japanese tax laws, to enable Holders to receive a reduced rate of Japanese withholding tax on dividends or other benefits under the income tax treaty between the United States and Japan and any other Japanese tax laws with respect to (a) dividends and other distributions on Deposited Securities and (b) dispositions of Deposited Securities. Holders may be required from time to time to file proof of such Holders' country of tax residence, or to make representations or provide other information or documents requested by the Depositary.  The Holders and Beneficial Owners (as defined in Paragraph (6) below) may be asked by the Company, the Depositary and/or the Custodian to indemnify it and its respective directors, employees and agents against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, addition to tax, penalties or interest arising out of the inaccuracy of any information provided by such Holder and/or Beneficial Owner in order to obtain any refund of taxes, reduced rate of withholding at source or other tax benefit on behalf of such Holder and/or Beneficial Owner.

(6) Disclosure of Interests.  (a) Without prejudice to the requirements of applicable law concerning disclosure of beneficial ownership of Shares, any Beneficial Owner (as defined below) of ADSs who becomes, or ceases to be, directly or indirectly, the Beneficial Owner of more than 5% of all outstanding Shares (whether such interest is held in whole or only in part through ADRs) shall, within five days (excluding Saturdays, Sundays and legal holidays in Japan) following such event, send written notice to the Depositary at its Transfer Office and to the Company at its principal office in Japan at 14-10, Nihonbashi Kayabacho 1-chome, Chuo-ku, Tokyo 103-8210, Japan containing the following information:

(i)           the name, address and nationality of such Beneficial Owner and all other persons by whom or on whose behalf such Shares have been acquired or are held; the number of ADSs and total Shares (including ADSs) beneficially owned, directly or indirectly, by such Beneficial Owner immediately before and immediately after the event requiring notification; the names and addresses of any persons other than the Depositary, the Custodian, or either of their nominees, through whom such beneficially owned Shares are held, or in whose name such Shares are registered in the Company's shareholders' register, and the respective numbers of Shares beneficially held through each such person; the date or dates of acquisition of the beneficial interest in such Shares; and the number of any Shares in which such Beneficial Owner has the right to acquire, directly or indirectly, beneficial ownership and material information as to such right(s) of acquisition; and

(ii)           the names, addresses and nationalities of any persons with whom such Beneficial Owner is acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of a beneficial interest in Shares; and the number of Shares being acquired, held, voted or disposed of as a result of such association (being the total number held by such group).

Any Beneficial Owner of more than 5% of all outstanding Shares shall promptly notify the Depositary and the Company as provided above of any material change in the information previously notified, including, without limitation, a change of more than 1% of the percentage of total Shares to which the beneficial ownership relates.

As used herein, the "Beneficial Owner" of shares of Stock means a person who, directly or indirectly, through any contract, trust, arrangement, understanding, relationship, or otherwise, has an interest in any Shares, including any Shares which underlie any ADS issued hereunder (including having the right to exercise or control the exercise of any right conferred by the holding of such Shares or the power to vote or to direct voting or the power to dispose or to direct disposition), and includes any Holder of an ADS.

(b)         Without prejudice to the requirements of applicable law and the provisions of the Company's Articles of Incorporation, any Beneficial Owner of Shares shall, if so requested in writing by the Company, provide such information with respect to the beneficial ownership of Shares (including not only Shares underlying ADSs, but also any other Shares in which such Beneficial Owner has an interest and including any security convertible into, exchangeable for or exercisable for Shares) by such Beneficial Owner as is requested by the Company.  Such Beneficial Owner shall provide such information to the Company in writing within the time specified by the Company.  Copies of any such request and responses shall be contemporaneously sent to the Depositary at its Transfer Office.

(c)         If the Company notifies the Depositary in writing that a particular Beneficial Owner has not complied with subsections (a) or (b) above, the Depositary shall use reasonable efforts not to vote or cause to be voted any Shares held by it or any Custodian as to which such Beneficial Owner of such Shares shall have failed to comply with the provisions of subsections (a) or (b) above but only to the extent that such Beneficial Owner is the Beneficial Owner of an ADR or ADRs.

(7)  Charges of Depositary. The Depositary may charge each person to whom ADSs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.  The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the Deposited Securities or a distribution of ADRs pursuant to paragraph (10)), whichever is applicable (i) to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded a fee of $.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof and (iii) a fee for the distribution of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency) and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation.  These charges may be changed in the manner indicated in paragraph (16).

(8)  Available Information.   The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (http://www.kao.com/jp/en/corp/) or through an electronic information delivery system generally available to the public in its primary trading market. The Company represents that as of the date of the Deposit Agreement, the statements in the previous sentence of this paragraph (8) with respect to the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, are true and correct.  The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements.  The Depositary does not assume any duty to determine if the Company  is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By ..............................................
Authorized Officer

The Depositary's office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF ADR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(11)  Record Dates.  The Depositary may, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12)  Voting of Deposited Securities.  As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Stock or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given.  Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall, insofar as practicable and permitted under applicable law and the provisions of the Articles of Incorporation and Share Handling Regulations of the Company and the provisions of or governing Deposited Securities,  through the appropriate channels and in a timely manner,   vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

To the extent such instructions are not so received by the Depositary from any Holder, the Depositary shall deem such Holder to have so instructed the Depositary to give a discretionary proxy to a person designated by the Company and the Depositary shall, insofar as practicable and permitted under the provisions of or governing the Deposited Securities, give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs as to which such instructions are deemed to have been so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given with respect to any matter (x) if the Company does not wish such proxy to be given, (y) if there is substantial opposition to such matter or (z) if such matter materially adversely affects the rights of holders of Shares.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described in the paragraph above in time to ensure that the Depositary will vote the Stock or Deposited Securities in accordance with the provisions set forth in the preceding paragraph.

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  The Depositary, the Company and their respective agents acting hereunder may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties.  Regardless of its responsibilities in paragraph (12), the Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast, provided that any such action or nonaction is in good faith, or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company under certain circumstances. In no event shall the Depositary, the Company or any of their agents be liable to any Holder or other third party for any indirect, special, punitive or consequential damages. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary.  The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)  Termination. Upon the resignation or removal of the Depositary pursuant to the Deposit Agreement, the Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Change in Unit. The Company agrees that it shall give notice to Holders of ADRs of any amendment to its Articles of Incorporation changing the number of Shares previously designated as a Unit as soon as practicable but no later than two weeks after the adoption of a shareholders' resolution giving effect to such change in Unit.

(19) Waiver etc.:  EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRs) HEREBY (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY) AND (2) AGREES THAT NEITHER THE COMPANY NOR THE DEPOSITARY NOR ANY OF THEIR RESPECTIVE AGENTS SHALL BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.